Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

ANDW - Q3 2004 ANDREW CORP Earnings Conference Call

Event Date/Time: Jul. 26. 2004 / 8:00AM CT
Event Duration: N/A

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com

© 2004 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

CORPORATE PARTICIPANTS

Scott Malchow

ANDREW CORP - Manager of Investor Relations

Ralph Faison

ANDREW CORP - Pres, CEO, Director

Marty Kittrel

ANDREW CORP - CFO

CONFERENCE CALL PARTICIPANTS

Mark Skew (ph)

RTC Capital Markets - Analyst

Mike Walkley

Piper Jaffray - Analyst

Rich Valera

Needham & Co., Inc. - Analyst

Arindam Basu

Morgan Stanley - Analyst

Mark McKechnie

Ferris, Baker, Watts, Inc. - Analyst

Jeff Walkinghorse (ph)

Deutsche Bank Securities, Inc. - Analyst

Larry Harris

Oppenheimer & Co. - Analyst

Michael Angin

Credit Suisse First Boston - Analyst

James Closet (ph)

Pacific Press - Analyst

Bill Choi

Kaufman Brothers - Analyst

Arron Lom (ph)

CIBC World Markets - Analyst

John Bucher

ANDREW CORP - Harris Nesbitt

PRESENTATION

Operator

Good morning ladies and gentlemen and welcome to the Andrew Corporation Third quarter FY 2004 earnings release conference call. At this time all participants are in a listen only mode. Later we will conduct a question and answer session. If you would like to ask a question you will need to press star than 1 on your touch-tone phone. If you’re using a speaker phone please pick up the hand set before pressing the numbers. Please note that this conference is being recorded. I would now like to turn the call over to Mr. Malchow, Manager of Investor Relations. Mr. Malchow you may begin.

Scott Malchow - ANDREW CORP - Manager of Investor Relations

Thank you, operator and good morning ladies and gentlemen. This morning we will discuss Andrew Corporation’s third quarter ended June 30, 2004 results. With the today is Ralph Faison, and Marty Kittrell, Chief Financial Officer. Before we begin the call I would like to remind everyone of our safe harbor statement regarding forward-looking comments.

Some of the statements in this conference call are forward-looking statements and we caution our stockholders and others and these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the Company’s ability to integrate acquisition and to realize the anticipated synergies and cost savings, effective competitive products and pricing economic and political conditions that may impact customers’ ability to fund purchases of our products and services, Company’s ability to achieve costs savings and cost-reduction program fluctuations in international exchange rates, timing of cash payments and receipts, end-use demands for wireless communications services the loss of one a more significant customers and other business factors. Investors should also review other risks and uncertainties discussed in Company documents filed with the Securities and Exchange Commission.

Financial statements for the third quarter fiscal 2004 included within our earnings release that was made available this morning and in the 8K that will be subsequently filed with the SEC. If you have not yet received a copy of today’s press release, please visit the Company’s website at www.andrew.com, or contact Investor Relations. With that said, I would now like to turn the call over to Ralph.

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Thank you, Scott good morning everyone. I’m very pleased and proud of the Andrew team and my ability to announce yet another record-breaking quarter. Our third quarter sales were $493 million. That exceeds our previous guidance of 450 million to 480 million in sales.

Earnings per share were 14 cents excluding intangible amortization and restructuring charges. And of course that met the high end of our previous guidance of 11-14 cents per share. The $493 million in sales were primarily up due to to 2 things. 1. 10% sequentially over the previous quarter up 131% from the year ago quarter due to the infrastructure wireless growth driving this sequential continued sequential improvement and also the year-over-year the acquisition of Allen contributed to that as well.

Third quarter net income on a GAAP basis was $17.7 million or 11 cents per diluted share. Included within that net income was 9.6 million or 3 cents per share charge for intangible amortization, a pretax charge of about .7 million for restructuring. As usual we have included a table in the press release that gives you a complete and thorough breakdown of those charges.

Orders for the third quarter were also a record $498 million this is the 6th consecutive quarter of where book-to-bill has been equal to or greater than 1. If I turn to a moment for kind of a 9 month year-to-date review, of our fiscal ‘04 sales, they are now at 1.4 billion on a year-to-date basis, that’s up 102% from the 670 million for the 9 months ended June 30th, 2003, a year ago. There are really 3 main drivers to that. 1. is the overall improvement in wireless infrastructure demand, of course, the acquisition of Allen Telecom and in addition our new product introductions in the satellite and broadband cable arena.

Also if you can continue to look at year to date 9 months of income on a GAAP basis it’s 31.7 million or 20 cents per share, that compares to 10.3 million or 10 cents per share for the comparable period last year. I think this demonstrates and continues to make me proud of the Andrew team and their ability to outperform the market. Turning to results by region and product. Americas were up 13% sequentially and 145% year over year.

Higher sales in Latin America contributed to this of course as I mentioned earlier new products for our broadband and satellite markets, both of these more than offset a modest decline in North America related to operator consolidation. Just a couple seconds on operator consolidation. We did see in the tale of the quarter some impact from that consolidation here and it is also as Marty will talk later reflected in our forecast for the fourth quarter.

In the Europe, Middle East and Africa area we saw that steady with the March quarter and up 128% year over year. Drivers there continued traditional network buildup for increasing capacity need and also new technology deployments such as EDGE and UMTS driven by European operators. Turning to Asia Pacific, were up 20% sequentially and 90% year over year while its infrastructure buildout both in China and India were key contributors there. And our continued strength and building position with our traditional OEMs as well as local Chinese OEMs and operators we think are fundamental to our continued strength there. Turning to products, sales increased sequentially across most of the major product groups starting first with base station subsystems sales increase substantially from quarter 2 to driven by our OEM supporting network upgrades and expansion.

Would like to point out that are now shipping to 9 major OEM’s that’s up from 8 last quarter. Antenna sales increased sequentially from quarter 2 as well to provide coverage applications for network expansion our traditional wireless infrastructure arena as well as new products introduced broadband satellite. These margins on these new products are improving but do remain below our corporate average and our intended target for these new products. We’ll continue to make progress there.

Cable product sales increased sequentially from quarter 2. Driven primarily by strong cable sales in China and India. Also a contributor there our acquisition of MTS Wireless Components that we closed on March 31 is adding growth there. I will point out that we are seeing a lower margin products mix shift driven by product mix lower margins. Primarily in national operation and use smaller in diameter cable then do our North American operators and as we see a geograic mix shift from North America and spending to more Europe and Asia and Latin America and spending we do tend to see a reduction in the product mix driven margins. Network solution sales declined modestly from quarter 2, that’s due primarily to the timing of geolocation hardware installations.

In our wireless innovations groups we were also up sequentially. Again driven by the overall demand for new technology solutions and the need for new in building and coverage areas. Turning just a quick moment on pricing. Price pressure is a continued thing in our market a function in competing in the global marketplace.

It does continue to moderate as compared to last year across our product groups. We think that moderation made and the ability to withstand some of that is driven by 1. the value added proposition that Andrew uniquely offers for its customers with its full product line, our continuous focus on cost reduction. Of course greater demand certainly helps and as the industry consolidates fewer competitors does tend to reduce some of that price pressure.

If I turn a little bit to customer mix. We continue to benefit from having a globally diversified customer base, Lucent continues to be our only customer that accounts for more than 10% of sales. A look at top 25 customers they represent 71% of sales that’s versus 69% in the previous March quarter. And our major OEM’s still account for 43% of our sales that’s consistent with the prior quarter.

Turning for just a moment to cost savings and merger integration updates. We’re on track towards our Antenna Group product relocation. With most activities done as planned and continued progress within the fourth quarter. Specifically completing the exit of our Dallas facility and the portion planned for Lochgelly during our fourth quarter year. The implementation at several locations will be completed by the end of calendar 2004, and we’ll continue to focus on operational improvement which drives us to achieving our 10% or greater operating margins for ‘05.

I’d like to point out in the current quarter we are at a 8.4 % operating margin that’s excluding intangible amortization restructuring charges so the team is making great progress towards that goal. So now I’d like to turn it over to Marty for a little more on the financial results and then I’.. come back in for summary and Q&A. Marty?

Marty Kittrel - ANDREW CORP - CFO

Thanks Ralph, and as all of you know we’ve put a lot of information into the press release. I’m just going to hit some of the highlights and then be glad to answer some of your questions in Q&A. Currency during the quarter was favorable for us to the tune of about 2% year over year. It had a little more of a modest impact that it has had in some previous periods.

Gross margins during the quarter increased 120 basis points, 25.9%. That compared to 24.7% sequentially in the second quarter and was above the 25.6% in the June quarter of last year. We continued to make some progress on the product relocation to the new manufacturing facilities as Ralph indicated. We did also have some improved manufacturing variances for new products within the Antenna Group.

However, those improvements were partially offset by a higher mix of lower diameter cables and international cables which gave us a less favorable product mix in the cable products group. In terms of operating expenses, R&D was about 29.3 million or just under 6% of sales compared to 28.5 million or just above 6% in the prior quarter sequentially. And 8.9% of sales in the year ago quarter.

The higher sales obviously gave us good operating leverage and reduced the percentage of R&D for sales. Similarly in the sales and administrative expense category those were 56.9 million in the quarter or 11.5% of sales. As many of you know we have a longer term target for SG&A of 10% to 11%. We made good progress towards that goal in the quarter.

The SG&A were 11.8% in the prior quarter on a sequential basis and 15.4% in the year-ago quarter. We did have higher sales on a dollar basis — or higher expenses on a dollar basis in the the quarter due to incentive compensation and due to spending on global information technology deployment that Ralph has alluded to and that we’ve talked about for the last several quarters resulting from the Allen acquisition. But once again, overall operating expenditures decreased as a percentage of sales.

We got good operating leverage that gives us visibility to being able to achieve our targets for 2005. In terms of intangible amortization it was 9.6 million in the third quarter compared to 9.9 million in the prior quarter and 3.7 million in the year ago period. Total amortization for FY ‘04 for should be right around 39 million just below 40 million. And as we’ve indicated for the last several quarters we anticipate that amortization will decrease to approximately $22 million in FY ‘05. So a significant improvement in report GAAP results will result from that. Although on a cash EFT nonGAAP basis most analysts have removed that amortization from their models.

In terms of interest expense, 3.5 million in the quarter compared to $700,000 in the prior year quarter. If you recall we did place an issue of convertible notes in August of last year which caused our interest expense to ramp up along with the debt that we inherited from Allen Telecom also that popped in in the last fourth quarter of last year. So you see a more normalized comparison for interest expense starting in the fourth fiscal quarter.

Our tax rate was flat at around 35% and that’s our anticipated rate going forward. Our diluted shares did increase to 180 million shares in the quarter resulting from the accounting of effects of the convertible debt. We also issued 1.7 million shares related to MTS, the acquisition of MTS which took place in March. In terms of the share count you should plan on 180 million shares going forward.

In order to calculate EPS however, when you use 180 million as your denominator make sure and add back the after-tax interest expense related to the convertible debt, in order to get the net income that you divide by. In terms of the balance sheet, cash was $165 million at June 30. A slight reduction from 200 million at March 31. Resulting from investments in working capital on the higher sales. And the need for that working capital offset the cash flow that came from the much higher net income.

To talk about working capital for just a moment, receivables were 428 million at June 30, compared to 392 at March 31. DSO’s were 76 days compared to 77 days and improved due to a higher mix of sales in the Americas which generally carry shorter terms than our international sales. Very pleased with receivable performance in the quarter. Inventories were 367 million at June 30 compared to 327 at March 31. We believe we’ve seen the peak in inventory.

Inventory turns were right around 4 turns compared to 4.1 turns at March 31. The higher levels of inventory that were required that meets the increased demand in the market and to support the duplicate manufacturing facilities should improve starting in the fourth quarter. And we expect to show gradual improvement over the next several quarters towards our longer term target of 5 to 6 turns. Total debt outstanding at June 30th was just over 300 million, pretty much flat with March 31. Debt to capital was 16.7%. As we’ve indicated to most of you in terms of debt to cap our target range is to keep debt to cap below 20% to 25%.

And as many of you might be aware we did get a debt rating from Standard and Poor’s this past month were quite pleased with that process and felt good about where we wound up. The Standard and Poor’s obviously has some mixed feelings about the space. But felt that we’re a quality player in the space.

Cash flow statement. We used about $18 million of cash flow in the quarter, that compared to generating cash flow of $34 million in the prior quarter. That quarterly performance is going to bounce around a little bit. What we’ve told you consistently is that if we keep those below 80 days and improve our turns from 4 back to 5 over the next year that we’ll be solidly cash flow positive because our capital spending tends to be below our depreciation and we expect that to continue for the next year or 2.

In terms of gross — in terms of guidance for the third quarter let’s talk about guidance. Right now based on our intelligence, we believe that revenues in the third quarter will range from 460 to 490 million. Our seasonality continues to evolve as we become less affected by whether patterns and as we’ve changed our product mix to a higher mix of active products compared to passive products.

Andrew several years ago was predominately passive products, cable and antennas which tend to be had the highest sales to and the June and September quarters. Our seasonality has evolved as we’ve made a number of acquisitions that have increased our active products business. Active products being shipped primarily to OEMs don’t necessarily relate to weather patterns. If whenever the OEM wants to incorporate those products into their base stations. In addition, Ralph’s already alluded to the fact that after not seeing too much effect in the March quarter, at the end of the June quarter and in the September quarter we do anticipate some impact on our results from operator consolidation in North America.

Do believe that, that is causing some pressure on our mix and we however continue to be very encouraged by global operator CapEx trends where they’re spending more money at the sales site. The big inflection point around the globe we believe still play very favorably in our scenario. The sales and guidance for the fourth quarter will be the first quarter where we’re comparing to Allen Telecom in the prior year.

In the prior year, all but 2 weeks of the prior year quarter included Allen Telecom and we had 344 million of revenue in the prior year. Probably another 15 to 20 million plus or minus in that 2 week period that we didn’t consolidate. So on a pro-forma apples to apples basis if you throw in that 15 to 20 million for the 2 week period in the year. You see that our guidance still contemplates organic growth in the fourth quarter of at least 30%. So we’re quite pleased even with some of the trends we’re seeing that our organic growth rate continues to be very robust. Gross margins for the fourth quarter we anticipate declining sequentially.

Unfortunately, due to mix issues in 2 arenas which once again unfortunately tends to cover up the continued operational improvement that we anticipate in the quarter. The geographic mix issues of more sales in Asia and Europe relative to the Americas were generally speaking we have higher margins in the Americas as we experience more growth in Asia and Europe vis a vis the Americas we expect to have an unfavorable mix shift in the quarter. That tends to fluctuate on a quarterly basis. In addition Ralph alluded to the fact that our cable business which generally carries margins fairly significantly above the corporate average have moderated in the last quarter or so. And we expect to moderate in the coming quarter because of a higher mix of Asia-Pacific sales.

Vis a vis the Americas. We don’t really try to control the product mix. We try to make sure the customers get what they need wherever that demand is coming from. So it’s not unusual for our mix to fluctuate by as much as a couple hundred basis points in a typical quarter based on what we’re seeing right now we just happen to have one of those fluctuations down in the fourth quarter. There are still as Ralph alluded some product lines in the Antenna Group in particular where fundamentally we are not happy with the margin performance and continue to work hard in that arena as well as and getting moved finally to the 2 new locations.

We expect to make substantial progress in that regard in the fourth quarter. Even though we have the mix issues on the margin in the fourth quarter that we’ve given guidance on we do expect to make good progress towards delivering our operating margin target of at least 10% in 2005. Helping support that thesis is that we expect operating expenses in the fourth quarter R&D, sales and administrative to be flat to modestly down on an absolute basis. As we have had to make some significant investments in R&D over the past couple quarters. We think that will start moderating even though its reduced on a percentage basis it’s gone up on an absolute basis.

We expect that to moderate, and I think you also see sales and administrative expenses moderating over the next quarter or 2. As I’ve indicated, we expect to continue with a tax rate of about 35% and diluted shares of just over 180 million. In terms of GAAP earnings per share, we expect on that lower mix of products lower gross margin mix of products in the fourth quarter GAAP EPS to range from 4 to 7 cents.

Those numbers include intangible amortization and restructuring costs that in anticipated in the quarter of around 6 cents. So if you exclude those some measurement of cash earnings would be 10 to 13 cents in the fourth quarter. Obviously we realize that’s a little bit below consensus of around 15 or 16. But we believe that given the margin and given the dramatic improvements we’ve made in positioning the Company for the long term, that that’s a reasonable performance. With that, I would like to turn the call back over to Ralph for Q&A.

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Thank you, Marty. So why don’t Operator we open up for questions?

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question and answer session. If you have a question you will need to press star 1 on your touch-tone phone. You will hear an acknowledgement that you have ben placed in queue. If your question has be answered and you wish to be removed from the queue please press the pound sign. Your questions will be queued in the order that they are received. If you’re using a speakerphone please pick up the handset before pressing the numbers. Once again, if there are any questions please press star 1 on your touch-tone phone. The first question is from Mark [Skew] from RBC Capital Markets please state your question.

Mark Skew - RTC Capital Markets - Analyst

Thank you. I am just trying to get some more data on it EBITDA gross margin guidance had June, you’ve got in your report a decline in September. Should we see that rebound by the December quarter? And then maybe if you could give us some basis point variability more on the volume, the mix and the price? And is there a point where you reach steady state with your gross margins?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Yeah there are 2. This is a Ralph. There to 2 principal drivers from a gross margin perspective. Of course on the operating side which we have been working through consolidation of the operations as well as merger integration with Allen, we see continual and steady improvement in terms of getting those operating efficiencies that we have targeted when we consolidate facilities. So we see continued improvement there.

The other major factor with our gross margins are product mix. As Marty mentioned earlier, we don’t ascribe or predictor try to drive artificially our product mix. We sell what customers want where they want it and given our global footprint we go to wherever that volume may be. That product mix is less controllable.

What we do point to and what we do drive is our overall operating performance from an operating income perspective and that is for the double-digit return to double-digit as a percentage of sales operating income, and that’s a 10% level. Making good progress to that at 8.4% year to date and continued progress going forward. So while product mix will be the biggest variable associated with our gross margin performance, our operating performance improvement we see as a steady, continued improvement and continued increase in terms of operating income.

Mark Skew - RTC Capital Markets - Analyst

Can you quickly just touch on the price competition on the cable side?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Sure. If you look at price we’ve given overall guidance that our pricing continues to moderate relative to last year driven by 1. we think our continued introduction of new, higher performing products. That’s also in the cable area for instance as our AVA cable demonstrates in delivering higher levels of performance and across all our areas driven primarily by R&A dollars. So we moderate that price erosion or price competition in that regard. Second, we see less competitors there due to consolidation across our space. And third, obviously when demand increases across the board. So again, we see a continued trend of moderating prices relative to last year.

Mark Skew - RTC Capital Markets - Analyst

Okay. Thank you.

Operator

Our next question is from, Mike Walkley from Piper Jaffray please go ahead.

Mike Walkley - Piper Jaffray - Analyst

Yeah, just a little more color on the gross margins going forward. If we’re thinking about your OEMs, you’re gaining momentum there, if they become a bigger part of the mix how should we think about margins if you’re more weighted towards OEM versus carrier?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Sure. If you look at our business model the OEM sales run primarily through our base station subsystems group. And as we’ve given guidance in the past, we don’t talk specifically product by product gross margins. But the base station subsystems group is below our corporate average. It also carries with it less sales expense and other so that therefore we like it at the operating margin level. It is below the corporate average at the gross margin level. And we’ll continue to drive growth there.

Mike Walkley - Piper Jaffray - Analyst

Okay. Great. And just an update on the SAP rollout. If I hear right you’re going to have it done by the end of is it fiscal ‘04 or calender ‘04?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Calendar ‘04 will have a number of the locations converted. We will be continuing to convert a number of locations throughout, throughout fiscal ‘05 and you know will be done before the end of fiscal ‘05 with all locations that we assume some both in the Allen transaction and in other smaller acquisitions that we have done.

Mike Walkley - Piper Jaffray - Analyst

Great. And then in your bookings with China and India currently strong is that an area that stronger in bookings and how should we kind of think about the mix going forward maybe into 2005?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Well it’s really hard — you know one thing with the return of some level of growth in demand and certainly we’re proud of our organic growth at 30% year to date year-over-year, we still though do not have any improvement in terms of visibility, actual visibility. I think the principal reason for that is the fact that we’ve driven our order to delivery cycles across most products to less than a 1 month kind of period. Therefore there’s no incentive for our customers to provide any greater levels of committed visibility. And they also have difficulty with that as well. So forecasting specifically mix for ‘05 very difficult to do. What I could do is pull back to the macro kind of indicators. You know across the board we’re seeing either 1. virgin growth for coverage and capacity throughout developing areas. 2. we’re seeing technology upgrades across all the material markets call that Western Europe and U.S. So the mix associated with those is very hard to predict specifically quarter by quarter which will fall. The overall trend I’m very excited about and very pleased with the increase in spending and the technology deployment across our entire product line. So positive on that but can get specific quarter by quarter in terms of mix.

Marty Kittrel - ANDREW CORP - CFO

Although, we did obviously disclose in the press release that China and India were strong in the quarter. And as we look out over the next couple of quarters you are probably aware that some of the OEMs have announced contract awards in India and you can rest assured that we’re working hard to support them however they need support.

Mike Walkley - Piper Jaffray - Analyst

Great. Thanks. And then you just, Marty just a couple questions for you. Just on your 10% goal guidance for ‘05 it sounds like you’re more on the OpEx side getting the leverage. Where would you thinking gross margin a reasonable target is to hit that 10% margins. Then also if you can just touch on the share count? It is a little higher than expected this quarter and should we expect it to stay on that rate going forward.

Marty Kittrel - ANDREW CORP - CFO

Let me start with the last question first the share count of 180 all that really does is assume that the convertible notes have been converted. So the only model tweak you need to do is to make sure we add back the after-tax interest expense to your income number before dividing the 180 million. It doesn’t really have particularly a significant dilutive effect. But you do need to go through the calculation. As we look at our operating model for 2005, we haven’t changed our belief that the operating model should be geared around a 28% gross margin at 10% operating income. You’ll hear those numbers again at the analyst conference on Wednesday. Now having said that, we’ve also said for several quarters that that assumes a mix that was similar to the mix we had when we exited last year. As the mix continues to evolve and we need to see it evolve on more than a 1 or 2 quarter basis, we might have to come back and refine that model. Because we’ve said all along the last several quarters that the one thing that could change the 28% target is mix. We’re seeing and here in the fourth quarter that we’ve given guidance on. What we have also said though that, even with changes in mix we anticipate being able to deliver the 10% operating income, and that would be our target for 2005. So if we were below 28% on average for 2005 for whatever reason, I think you would see us continue to get really good operating leverage in terms of our operating percentage particularly as we start winding down the SAP implementations and being able to deliver on our target of 10% operating income.

Mike Walkley - Piper Jaffray - Analyst

Okay. Great. Thank you very much.

Operator

The next question is from RichValera from Needham and Company. Please state your question.

Rich Valera - Needham & Co., Inc. - Analyst

Thanks. On the geolocation business and I don’t think that was down sequentially, I think last quarter you’d suggested that it seemed like that was pretty song was unlikely to be affected by the merger situation. Could you just give a comment on how you see that trending over the next couple quarters?

Marty Kittrel - ANDREW CORP - CFO

As we said many times, Rich, the peak of that geolocation was in ‘03. We certainly expect that the business to be a good solid business for us for years to come. But it certainly will be declining over some period of time. So we will continue to see a reduction of that as our operators to meet their regulatory requirements. Now associated specifically with operator consolidation we are expecting in the fourth quarter to see some impact in that. Remember I talked about a pause factor, a pause factor for as 2 companies work to get together they do start to pause a bit. And we’re expecting to see some of that during the fourth quarter. How much we won’t get specific but we’ll certainly see that throughout the quarter.

Rich Valera - Needham & Co., Inc. - Analyst

Just with respect to the operating margin, Marty, I think you made some comments you expect to make I think you said some improvements in the fourth quarter. But it sounds like flat to down revenue and maybe flat to slightly down OpEx and lower gross margin. It doesn’t seem like it necessarily see an uptick in operating margin in the fourth quarter, am I reading that right?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

No I think that’s a fair prognosis but I wouldn’t extrapolate a trend from that. I think the mix issues and the operating expenses you’ll continue to see fundamental improvements over a several quarter period. But yeah, you’re going to see all have to characterize it as a little hiccup up here in the fourth quarter.

Rich Valera - Needham & Co., Inc. - Analyst

Okay. Thank you.

Operator

The next question is from Arindam Basu from Morgan Stanley. Please state your question.

Arindam Basu - Morgan Stanley - Analyst

Hi guys. How are you.

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Good, Arindam, how are you?

Rich Valera - Needham & Co., Inc. - Analyst

Fine thanks. Marty, first on the balance sheet payables paid a flat sequentially in absolute terms what should we be modeling for that? Should we be think about that staying roughly flat in absolute terms going forward?

Marty Kittrel - ANDREW CORP - CFO

I think at these levels until you see inventories and receivables start coming back down, I don’t think you’ll see significant increases in payables. Nor do I think you’ll see as significant decrease in payables. So yet, around a couple hundred million dollars. I think that’s the extent to which we feel we can lean on our vendors. But if you see payable — if you see inventories receivables come back down a little bit generate some cash O think you’d see the payables start to decline as well.

Rich Valera - Needham & Co., Inc. - Analyst

Okay. Ralph, you talked about the mix impacting is the mix and be impacted by carrier consolidation. Could you go into that little bit? What about a volumes is I’m wondering if you specifically avoided the word volumes focused on mix or what exactly you’re seeing?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Remember, we talked about geographic mix impacting margins. And we talked about North America and particularly some of our traditional products having higher margins than rest of the areas of the world as such as Asia and Europe. The primary reason there also measures in the product. Typically Asian and European operators use — let’s start with cable, use a smaller diameter cable, say 7/8 instead of 1 5/8’. Margins associated with those products are lower. So when we see pauses by consolidating North American operators, and I do believe a to be a pause particularly given the fact that they have announced their specific plans to drive UMTS deployment. So therefore this fourth quarter we expect as a pause. Because they’re not investing in their current network and have not yet started investing in what I call the catch up to their competitors. Therefor a pause in the spending rates in North America on some traditional products drives a geographic mix of factors that lowers gross margins and our traditional products. Does that help?

Arindam Basu - Morgan Stanley - Analyst

Yes. So it’s not mix of what your sum carries? It’s just a geographic mix that you addressed earlier. I thought it might be different issue than that.

Ralph Faison - ANDREW CORP - Pres, CEO, Director

No, no, no. Nothing in terms of traditional kind the passive products that operators rollout in North America and that’s why were optimistic that that returns once the UMTS rollouts start to occur.

Marty Kittrel - ANDREW CORP - CFO

I think that’s a key point, Ralph just made right there is that everybody should understand that if for instance Cingular and ATT have cut back a little bit here pending hopefully their combination, for the long-term health of the industry that’s probably good because what that tells us is that they’re really marshaling their resources to be aggressive in terms of deploying UMTS. Probably starting 2 to 3 quarters out. And we have already be doing a lot of long lead work with various OEM’s to prepare for that. So if it is causing a little bit of a hiccup right now we’re hopeful that it causes a significant amount of incremental 3g spending starting next year.

Arindam Basu - Morgan Stanley - Analyst

Okay. On the commentary about lower cable margins, would you — could you characterize the impact of the broadband cable strategy versus the geographic trends on the cable margins?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Yeah. The material impact on our cable margins at this point in time is as I’ve stated the geographic mix issue. While we’re pleased with our broadband cable growth and by the way broadband cable growth as you know does carry lower margins in telecom, we’re not seeing that as a major factor on the margin side. It really is much more of a mix shift.

Arindam Basu - Morgan Stanley - Analyst

Okay thanks very much. Appreciate it.

Operator

The next question is from Matt Robinson from Ferris Baker Watts. Please state your question.

Mark McKechnie - Ferris, Baker, Watts, Inc. - Analyst

Actually, it’s Mark McKechnie calling in for Matt. Good morning guys.

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Hi, hi Mark. How are you.

Mark McKechnie - Ferris, Baker, Watts, Inc. - Analyst

Good. A question on your orders were up 12% sequentially about in line with your sales growth. But you made a comment in your press release that visibility hadn’t really improved.

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Right.

Mark McKechnie - Ferris, Baker, Watts, Inc. - Analyst

I guess some of it you said was because of what’s happened with the carrier consolidation here in the U.S. But can you give us a sense for how your visibility has changed in quarter to quarter and maybe give us a little more to think about on that front?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Yeah and I am glad you asked the question because what I would say is the visibility has not changed. It continues to be difficult for specific committed visibility from customers. As I mentioned in previous question, certainly commitment level by customers is in large part driven by our ability to deliver quickly and reliably. So for instance as an example cable products delivers greater than 70% of its volume in less than 5 days of receipt of order. So when we do that, 1. we create sticky relationships with customers. But 2. we provide a incentive for a disincentive for a customer to give us longer lead inference to what their order cycle will be. So visibility has remained consistent for quite some time. As long as I have be with Andrew the visibility has been the issue that’s hard to drive even in a quarter out sense. For a high degree of accuracy. So that has not improved even though the overall growth of the market, the long-term indicators are very, very good visibility has not improved.

Mark McKechnie - Ferris, Baker, Watts, Inc. - Analyst

Got you. Thanks. In any other question is on your 10% Op margin for ‘05. Your gross margins I guess took a tick down. You’re talking about I guess it would be below 25% here in the current quarter. What’s your — do you have a gross margin target to get to that? I mean do you see your gross margins hovering here in the mid-20s for a while? And maybe when a mix shifts in the right direction out there 2-3 quarters jumping up to the high 20s?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

As we mentioned for quite some time as Marty just chatted a few moments ago 28% still is our targeted gross margin for ‘05. Now, that 28% is on a basis of what I would call a mix of product that we had experienced for quite some time based on typical network rollout. Assuming that mix of products, there is no reservation about a 28% gross margin target because with mixed constant the only issues are our operating aspects that we’ve been consolidating and we can predict those. Now, with mix shifts as we’ve talked about within the tale of the June quarter and for the for forecast for the fourth quarter with unique happenings such as operator consolidation and a slowing of a typical growth rate of North America view, with those mix shifts obvious that has an impairment of product margins. And a shift in how products roll up to gross margin. But even with that we’re committed to the operating income of 10%. So there will be some variance around 28% dependent upon mix changes. But 28% is still very achievable and is our target in terms of a constant mix environment.

Mark McKechnie - Ferris, Baker, Watts, Inc. - Analyst

Do you think that’s achievable by the December quarter?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Well I won’t give specific guidance. Certainly not for the December quarter given that our previous question which was all around visibility being poor. So we’ll have to continue to look at that over the ‘05 period. Watching mix carefully and continuing to drive our operating improvement. What we can be comfortable with is continued improvement throughout ‘05 of our operating income targets towards 10%.

Mark McKechnie - Ferris, Baker, Watts, Inc. - Analyst

Very good. Thanks much.

Operator

Our next question is from Tim Long from Bank of America securities. Please state your question.

Jeff Walkinghorse - Deutsche Bank Securities, Inc. - Analyst

Hi good morning. It’s actually Jeff [Walkinghorse] for Tim Long from.

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Hi Jeff.

Jeff Walkinghorse - Deutsche Bank Securities, Inc. - Analyst

Hello, guys. Questions on first marginal little bit further. You mentioned that your newer products are trending below target for gross margin. Can you talk a little about that. And how that may impact — is the target gross margin previously 28 to 30 for ‘05? know you don’t want to talk about it because it’s a mix issue. But maybe it’s now 25% to 26% because of the new products being lower margin.

Marty Kittrel - ANDREW CORP - CFO

Yeah. We’ll let’s clarify that for you Jeff. Some of the new products we’re talking about we probably should talk about that as new markets not new products. New products within our cable areas, within our air base station subsystem areas obviously are a lot more predictable and will typically carry greater margins in some of the old products as we design for cost reduction and that sort of thing. What we’re talking about specifically in our new-product, new market area are new markets that we have entered. And as you know as you enter new markets and come up to scale and come up to volume many times your gross margin performance is under where you’d like it to be until you to reach maturity or a level volume in those products. So specifically in broadband satellite, broadband cable and markets that we are new in coming up those curves our margins are not consistent with some of our more mature markets such as base station subsystems, cable products and other mature antenna products such as terrestrial microwave as an example. In new products areas of we are not different than many other activities in entering new markets and then our margins are somewhat less than where we expect them to be over the time when they mature.

Jeff Walkinghorse - Deutsche Bank Securities, Inc. - Analyst

All right. That makes sense. You can’t give us an idea of what percentage of your total business your product areas make up of where you’re targeting that they will go next year?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Well, again, in terms of mix and market opportunity we’ll always drive towards where markets will evolve and where we can win as much business as we can. But certainly in terms of for instance broadband cable still a very small part of our overall cable business and even a smaller part of our overall Andrew business. Will still be in excess of say 90% wireless infrastructure during ‘05.

Jeff Walkinghorse - Deutsche Bank Securities, Inc. - Analyst

Okay. Thanks then. Can you tell us about the new production lines and what’s happening in Mexico and with respect to other places?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

We made very nice progress as planned throughout the June quarter. We saw the expected improvements associated with the efficiency gains in those operations. We’ll see continued improvements throughout the fourth quarter as we move further in those areas. So we saw improvements in the traditional products with antennas that were moved into new particular in the new areas either in Reynosa or Czech Republic. We expect to see continued progress there. And should be complete with those moves throughout the fourth quarter of this year.

Jeff Walkinghorse - Deutsche Bank Securities, Inc. - Analyst

Okay. And on the long term indicators I know you’ve talked about how the visibility is extremely limited in the short term. But you talked about long term being more favorable.

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Yes.

Jeff Walkinghorse - Deutsche Bank Securities, Inc. - Analyst

What exactly are you guys most focused on that give you comfort that the market is growing?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Great question. Number 1. Let me start with just the basics. Subscriber growth, minutes of use growth continue in a very nice trend. Data intensive applications have really exceeded all my expectations for growth and acceptance at the consumer level. Those 3 things added together drive overall network traffic or need for capacity and coverage. We’ve seen strong, strong commitments across all markets for upgrades of technology by operators, EBDO here in the North Americas as well as UMTS here in North America which is far, far ahead of what I would have expected it. Emerging-market growth in Latin America India and Russia. And we think all of that fits right into the sweet spot of Andrew. 1. our product breadth, our customer base our global manufacturing and economies of scale size. I think that was proven out and is continued to be proven out in FY ‘04. If you look at FY ‘04 an you take even take the midpoint of our quarter 4 guidance, ‘04 quarter 4 guidance, you’ll see that our organic growth year-over-year is about 30%. So our promise to growth faster than market with our broad breadth of products and technology and investments in R&D I think is proving out. And we expect it to continue to prove out through ‘05 with those key drivers. And the progress as I mentioned earlier before in operating margin if you look at quarter 3 ‘04 at an 8.4% of revenue for operating margin versus 6.6% in the prior quarter and 1.4% in the year ago quarter. So I’m just very pleased with progress that the team has made, the operating efficiencies that have been gained and of course our achieving greater than market growth for product breadth.

Jeff Walkinghorse - Deutsche Bank Securities, Inc. - Analyst

Okay. Thanks a very much guys. Good luck

Operator

Our next question is from John Bucher with Harris Nesbitt. Please state your question.

John Bucher - ANDREW CORP - Harris Nesbitt

Good morning. Several questions for you on the power amplifier upgrade market. I’m wondering if you’re seeing any potential improving trends related to Western European migration to EDGE associated with the link budget problems as they move to EDGE? And then secondly for CDMA carriers a number of them appear to have been benchmarking various power amplifier solutions going forward? Just wondering if you could comment on how you think your position is in that market? Thank youl.

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Well, as you’ve seen from the last 3 quarters and that we’ve reported our base station subsystems group which is made up of power amplifiers and filters which you can kind of call those linked sisters in terms of deployment of in cabinet solutions that business has be growing disproportionately to the rest of our businesses. You’ve also seen that the OEMs that we serve there have grown significantly now to 9 OEM’s that are being served there. So what I would say Europe, Asia-Pacific, North American operators and are all NOEMs. We soviet the OEM channel in conjunction with them to operators the solutions we provide there are all growing very, very nicely. Significantly better than market displacing others’ share in those particular markets. We think that’s driven by the large R&D investment we do and that investment is paying off.

Jeff Walkinghorse - Deutsche Bank Securities, Inc. - Analyst

Notwithstanding your comments about visibility, you say that you have no reason to expect this trend won’t continue for the near future?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

To in terms of near-term specific visibility that’s what’s hard. In terms of longer term looking at the partners we have, again, actively engaged in shipping to 9 OEM’s around the world and those are all the large OEM’s that you’d might expect; and looking at the committed technology change out deployments in mature markets that require amplifier filtering upgrades and also looking at than the virgin growth areas India, China Latin America, Russia we certainly are well positioned there with both operators and OEM’s. Some I expect over the long term again that we can confidently say that we’ll get a disproportionate benefit from the market growth in those areas.

John Bucher - ANDREW CORP - Harris Nesbitt

Thank you very much.

Operator

The next question is from Larry Harris from Oppenheimer. Please state your question.

Larry Harris - Oppenheimer & Co. - Analyst

Yes, thank you. I was wondering if you’re seeing revenues as a result of the EV-DO deployments at Verizon and Sprint? And whether that could be a factor in terms of the gross margins due to mix issues?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Well, certainly Larry, we are seeing — we’re well positioned with any of the North American technology upgrades EV-DO being 1 of those. We are seeing nice revenue. And I think you can count on the fact that the disproportionate growth BSSG products that is one of the principal drivers one of several. And with BSSG being below the corporate average that certainly does put some mix pressure there. Typically BSSG type products tend to precede the passive deployment because of integration with the OEM’s first before things are deployed to site and before passive products are married to those. While we don’t have an algorithmic relationship for visibility between x number of integrated cabinet type sales predicting x amount of passive we do expect that trend to continue.

Larry Harris - Oppenheimer & Co. - Analyst

And looking towards Cingular’s deployment of wideband CDMA, would you anticipate that you would be shipping obviously not the same products, but similar types of power amplifier and filter and other base station subsystems type products in a wideband CDMA deployment.

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Yes. One of the advantages of having such broad scale associated with in cabinet work is while you’re correct, and given a different 1. perhaps OEM partner for different products. And 2. air interface differences. There are some customization aspects associated with products within the cabinet. But we do approach our design of electronics from a building blocks basis. So we can reuse a lot of 1. the research and development content as well as component content across a platform approach to design for those products. So I would call them a framework consistent , customization specific products for those operators and those deployments.

Larry Harris - Oppenheimer & Co. - Analyst

All right . Thank you.

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Sure thing.

Operator

The next question is from Michael [Angin] from Credit Suisse First Boston. Please state your question.

Michael Angin - Credit Suisse First Boston - Analyst

Great thank you. Ralph, could you talk a little bit more about what you’re seeing in terms of order trends by region in the second quarter? And I give the overall — I’m sorry, by products, in the quarter you talked little bit about, in the press release, about the overall orders from book-to-bill being over 1. But could we get some color by product? Second, Ralph — I’m sorry, Marty, if you could give little color on what the impact of new technologies particularly UMTS would be in the gross margins?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Okay. Let’s start with the orders first. As we talked before, we’re seeing some relative, relative to other regions softness in North America which is driving some of the margin performance there. We’re seeing continued growth opportunities in some of our new market based products like satellite, broadband cable growth. We’re seeing continued growth opportunities on the base station subsystems group with an increase in OEM and others in the deployment. And of course, and working for the anticipated rollout of UMTS across the globe with a focus in the moderately near-term. Call that a couple quarter basis on the UMTS deployments in North America.

Marty Kittrel - ANDREW CORP - CFO

Yeah and Mike, drawing a single point estimate as to what the impact could be from higher UMK is probably not realistic or feasible because a lot depends on which geographic market that’s in, which product groups are favorably affected in that geography and so on and so forth. Needless to say, we feel we’re well-positioned for UMTS. builds around the world. There are some opportunities that will be lucrative. And there are some opportunities where we will have to be very tight in terms of pricing in order to get incremental business. But we feel we’re well-positioned with the broadest product portfolio. And at the margin, incremental volume tends to be your highest margin volume. So if we see upticks in particular geographies or particular product lines driven by incremental UMTS volume that’s generally a good thing. But it would be very difficult to try to quantify that.

Michael Angin - Credit Suisse First Boston - Analyst

Great. Thank you.

Operator

Our next question is from James Closet from Pacific Press please state your question.

James Closet - Pacific Press - Analyst

Thanks. I guess just a couple more questions related to margin and mix outlook because you highlighted this in of this particular quarter and going forward and especially that your sending cable is a little bit smaller etc. outside the U.S. Do you think this is A. going to have a permanent impact? And do you think that as those markets continue to grow especially in Asia and Latin America that they will grow faster than your other higher margin geographies etc.? And if so what kind of moves do you think you’re able to make on the operating expense line to your 10% target? Thanks.

Ralph Faison - ANDREW CORP - Pres, CEO, Director

James this is Ralph. It’s a good question. 1. We want to be sure it’s clear. There’s no significant change here in terms of Asia or European operators changing the types of products they sell. This is again much more of a geographic mix issue and slowing relative to the others. North America versus the others. So the size cable, the type of cable, and then the associated margin cable is really a geographic mix issue.

In terms of predicting what will happen in the future all I can tell you is that we’ll probably continue to see some ebb and flow quarter by quarter or period by period whether it’s in a specific quarter or not. And that may be a little shortsighted. But North America with its anticipated UMTS rollout. And the heated competition that began in North America in the last couple of quarters we expect to continue for subscribers, and to reduction of churn, and the deployment of better and better data coverage and data size. As that heated competition continues to we expect to see North America remain a strong market, a strong market for Andrew where we participate with a very nice position as well as product mix.

So it’s very, very hard at this point in time to say yes, or the next 3 year period of time the percentage of cable sold in Asia versus North America changes significantly. Don’t think we have that visibility at this point in time.

James Closet - Pacific Press - Analyst

And I guess just to — back to the second part of the question is that develops if you don’t see or if you see the mix kind of continuing to put pressure on your gross margins. Do you feel like there’s more things you can do on the operating expense like to reach your targets?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Yes. I think we’ve worked hard in the past year and a half to reduce on the expense side. We’ve often stated that we target in the overall operating expense target including R&D in the 16% to 18% range. We have a lot of initiatives that were working on now that we’ll continue to push their to drive. So at a 16% to 18% range obviously you can do the math and determine where we drive that 10% operating income side. And would continue to economize on expenses as required.

James Closet - Pacific Press - Analyst

Sure. Thank you very much.

Operator

Your next question is from Bill Choi from Kaufman and Brothers. Please state your question.

Bill Choi - Kaufman Brothers - Analyst

Great. Thanks. Is there any way you could give a little more color on monthly order trend? It sounds like at least in the June month that fell off. Can you characterize how significantly that did decline? And perhaps some color on July as well?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

I think the only thing I’d characterize there is the June trend reduced from a historical seasonality basis. I wouldn’t say that June fell off dramatically relative to the previous months in the quarter. Given again as Marty said before, the changing nature of Andrew and its products portfolio, and we’re day-by-day defining a new seasonal pattern. And we’ll continue to watch that from a results perspective. But June was not — don’t take the message June was oops a fall off from the previous months on an absolute basis.

Bill Choi - Kaufman Brothers - Analyst

Okay. And in terms of seasonality for at least your passives are you seeing that come back in terms of orders this quarter so far?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Well I won’t comment any further in the quarter than the guidance we’ve already given with a book to build better than the 1 we expect to see a continuation. One thing that will impact us as we stated before is the pause in the operators that are consolidating in North America. That certainly will have an impact on the passive component there and on the — what I would guess would be the normal seasonal trend for passive components within the fourth quarter which we’ve reflected in our guidance.

Bill Choi - Kaufman Brothers - Analyst

Okay. And then in terms of products, in the quarter can you just provide some level of order of magnitude in terms of sequential growth on your 3 major areas; antennas, base stations and cable?

Marty Kittrel - ANDREW CORP - CFO

I can do that of the top of my head.

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Say it again.

Bill Choi - Kaufman Brothers - Analyst

Just order which one has the highest sequential growth.

Marty Kittrel - ANDREW CORP - CFO

Sequential growth by product. You haven’t given it — I gave to data just in terms of what’s up sequentially so I’ll probably stop there and not dive into specific detail.

Bill Choi - Kaufman Brothers - Analyst

Okay. When you’re talking about gross margin impact from product mix, it seems like most of the things I have heard indicates that rather than product mix, by segment, at least it’s more of a regional basis so even the smaller diameter in the cable that is due to geographic product mix. Is that the correct way to look at it? Is there anything specifically within products that is going to change exclusive of geographic related in the Q4?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

I think you’ve heard it and interpreted it well. The geographic issues drive specific product mix and margin issues. So its starts to the geographic market soft or strong. And that again points back to given Andrew’s broad global presence, geographic drives most of our product mix type changes. We have not had any unique in and of themselves product driven type mix changes. Other than that which we’ve noted and that’s the new market areas. Where we’re making some significant progress in those new market areas which carry lower margins in our traditional products. But along traditional Andrew products call that wireless infrastructure products the geographic driver is the principle factor.

Bill Choi - Kaufman Brothers - Analyst

Okay. And then one final question on geolocation equipment. Obviously once AT&T and the Cingular merge, they are using 2 different vendors. AT&T uses you guys. Any thoughts on how that plays out?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Best guess we’d expect them to continue to use 2 different vendors for their — 2 different sides of their network. And also for continued good practices of having a couple of vendors instead of being so sourced. They will probably have to do some market by market analysis as to which particular geographic market has more of one vendor versus the other to try to drive some standardization on a market by market basis. But we don’t see them really uprooting and getting rid of significant chunks of equipment by either vendor more just a matter of trying to rationalize it on a market by market basis. But we want to reiterate that, that product group for us we anticipate shrinking. We expected it to shrink in the fourth quarter as well as 2005. That’s consistent with what we’ve said for some time. The key there is to find revenues to make up for it the revenues as we work off the backlog, the contractual backlog we have with our key customers. As that backlog comes down and if the FCC does that put more requirements out there the challenges for us is to find revenues that will replace those revenues. The issue for us and we’d been very up-front about this is that those are high margin revenues. That product group has the highest margins of any of our product groups. And as those who continue to shrink as the backlog continues to shrink the challenges to make sure we’re making up for those with revenues and margins from other places.

Bill Choi - Kaufman Brothers - Analyst

Okay. The to the equipment from the various vendors, yours and I guess True Positions, are they interoperable? Or are there efforts to make them interoperable?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

They’re not interoperable. They’re unique solutions driven by the customer’s requirements from 2 separate networks. Okay. Thanks.

Operator

Our last question his from from [Arron Lom] from CIBC World Markets. Please state your question.

Arron Lom - CIBC World Markets - Analyst

Good morning gentlemen.

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Good morning.

Arron Lom - CIBC World Markets - Analyst

We spent a lot of time talking about North America but if we shift over to the emerging markets such as Russia, India, and China, is the visibility that you’re getting over there any different than the visibility in the other regions? And can you characterize to some extent the rapid growth we’ve seen in the past couple years. Is that still continuing from your perspective or are we also seeing a bit of a slowdown in those regions as well?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Well let me start with the last part of your question first because it kind of deals with a macro element. I would expect that growth rate over the long-term to continue as we’ve seen it. And in certain areas like India and perhaps Russia perhaps even accelerate. We think of India somewhat analogous to China 5 years ago. If you look at the penetration rate of wireless handset terminals in India somewhere in the slightly over 3% penetration. And if you look at China being around 20%. Roll the clock back 5 years ago similar situation so we see that kind of growth rate going. So in some of these we’d see greater growth than what we’ve seen thus far. In terms of the first part your question the visibility, I would characterize it more consistent with other areas rather than different. Driven primarily by the global OEM’s are the principal drivers of the site deployments and choices and that operators pushed. So we don’t see a great deal more visibility there than we do anywhere else. But are optimistic about the long-term particularly again for iNdia, Russia, Latin America in terms of new growth opportunities there. As well as in the issuance of 3g licenses in China. We still believe preceding week 2008 Olympics that China would like to have a world-class wireless infrastructure system deployed and in place therefor that gives us optimism that a 3g deployment will take place between now and then. And of course any kind of technology change is always good for us as an accelerant.

Arron Lom - CIBC World Markets - Analyst

Ralph, if you see TDS CDMA potentially be deployed first in China how are you positioned for that technology relative to the other 3g technologies?

Ralph Faison - ANDREW CORP - Pres, CEO, Director

We continue to remain ambivalent to any form of technology air interface. And given our breath of coverage of major OEMs and operators we think we’re well distributed for the advent of another technology in some form or volume. The principal OEMs that are pushing that technology customers of ours.

Arron Lom - CIBC World Markets - Analyst

Great. Thank you.

Operator

There are no further questions at this time.

Ralph Faison - ANDREW CORP - Pres, CEO, Director

Okay well thank you, operator. I would like to thank everyone for participating. I would like to remind everyone that our annual analyst day is this week, that’s Wednesday, July 28. It starts at 9:00 a.m. Central Time, that’s in Chicago. Please contact Scott at a Investor Relations for specific details if you have not already made arrangements to come. And again, thank you for your interest in Andrew and look forward to chatting again soon. By-by.

Operator

Thank you. Ladies and gentlemen this concludes today conference thank you for participating. You may now disconnect.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2004, Thomson StreetEvents All Rights Reserved.